Exhibit 99.1
Virco Announces Third Quarter Results and Resumption of Quarterly Dividend
• Revenue up 1.5% for Quarter and 9.8% YTD
• Gains in Market Share Offset by Lower Margins
• Positive Operating Trends and Outlook Support Resumption of Cash Dividend

December 14, 2017—Torrance, California—Virco Mfg. Corporation (NASDAQ-VIRC) today announced third quarter and YTD results for the period ended October 31, 2017, as well as the resumption of a quarterly cash dividend of $0.015 per share, payable January 10, 2018 to shareholders of record as of December 28, 2017.

For the third quarter inclusive of August, September, and October, revenue increased 1.5% to $68,794,000 from $67,795,000 the prior year. Through nine months, revenue increased 9.8% to $164,665,000 from $149,976,000 the year before.

At the beginning of the Company’s fiscal year in February 2017, Management made a strategic decision to raise prices only modestly as part of a longer-term initiative to gain market share and expand distribution channels. As a result, while Company revenue grew twice as fast as underlying school spending, which was up 4% according to a report by NASBO (The National Association of State Budget Officers—https://marketbrief.edweek.org/marketplace-k-12/state-spending-on-k-12-rises-slightly-in-2017-despite-headwinds/), operating margins declined. For the quarter, pre-tax operating income declined 28% to $4,684,000 from $6,532,000. Through nine months, operating income is down 12.3% to $9,825,000 from $11,199,000. Despite this, Management believes that underlying operating efficiencies combined with an appropriate price increase next year will correct this year’s margin slippage.

	Three Months Ended		Nine Months Ended
	10/31/2017	10/31/2016	10/31/2017	10/31/2016
	(In thousands, except per share data)

Net sales	$ 68,794	$ 67,795	$ 164,665	$ 149,976
Cost of sales	44,327	43,484	105,088	93,864
Gross profit	24,467	24,311	59,577	56,112
Selling, general administrative & other expense	19,783	17,779	49,752	44,913
Operating income	4,684	6,532	9,825	11,199
Interest expense, net	456	326	1,280	1,076
Income before income taxes	4,228	6,206	8,545	10,123
Income tax expense (benefit)	1,704	(17,792)	3,204	(17,622)
Net income	$ 2,524	$ 23,998	$ 5,341	$ 27,745

Net income per share - basic	$ 0.16	$ 1.59	$ 0.35	$ 1.84
Net income per share - diluted	$ 0.16	$ 1.57	$ 0.35	$ 1.83

Weighted average shares outstanding - basic	15,317	15,128	15,220	15,047
Weighted average shares outstanding - diluted	15,483	15,293	15,324	15,186

		10/31/2017	1/31/2017	10/31/2016
Current assets		$ 60,827	$ 48,493	$ 54,903
Non-current assets		64,818	59,694	59,678
Current liabilities		28,054	21,585	22,087
Non-current liabilities		32,017	27,248	30,269
Stockholders' equity		65,574	59,354	62,225

Virco Chairman and CEO Robert Virtue said: “Overall, market stability and operating efficiencies have improved enough that we feel comfortable resuming payment of a quarterly cash dividend. As with our prior practice over many decades of paying a cash dividend, the board will consider cash flows, capital investments, and likely future trends on a quarterly basis. I am very pleased to have reached this important stage in our recovery from the Great Recession.”

“As noted in the NASBO report, the Great Recession was very damaging to public school spending. Our fortunes tend to rise and fall in parallel with the health of America’s public schools, so the downturn hit us hard. Now that school funding has stabilized, and as our own market share has expanded, Virco’s cash flows have become more reliable. We are pleased to be able to share this recovery with our loyal shareholders, whose patience permitted us to execute our long-term strategy.”

Operating efficiencies continued their gradual improvement in labor, overhead, sales, and administration, declining as a percent of revenue in each area. Due to a substantial increase in full service deliveries during the busy summer season, service expenses associated with those orders increased on an absolute basis.

During the year material costs increased significantly. Management made a strategic decision to hold pricing and to gain market share at the expense of margin. While prices did not keep pace with the underlying material cost increases, Management believes that a moderate and appropriate price increase has been put in place for the coming year which will improve the company’s results.

Virco President Doug Virtue said: “We continue to work hard on operating efficiencies. We feel a dual obligation to our shareholders and to our ultimate customers—the American taxpayers and their families—to be as efficient as possible. With our U.S. factories and distribution centers staffed by experienced workers, we have a strong foundation that has allowed us to resume payment of a cash dividend. We hope a moderate price increase next year will restore operating margins to normal levels and allow us to continue this longoverdue recovery.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: future price increases for our products; our future operating margins; business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2017 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.